UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2011
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1111 West Hastings Street, Suite 320
Vancouver, British Columbia, Canada	V6E 2J3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry into a Material Definitive Agreement
7.01	Regulation FD Disclosure
9.01	Financial Statement and Exhibits

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01         Entry into a Material Definitive Agreement.

On November 7, 2011, Uranium Energy Corp. (the “Company”) and Cooper Minerals, Inc. (“Cooper”) entered into a Property Acquisition Agreement (the “Agreement”), dated effective as of November 7, 2011 and fully executed on the same date, pursuant to which the Company proposes to acquire a 100% legal and beneficial interest in and to a total of 176 unpatented lode mining claims covering 3,250 acres and constituting the Workman Creek uranium deposit located in Gila County, Arizona, subject to advance royalty payments, the reservation of a three percent (3.0%) net smelter revenue royalty and an option to acquire a one-half percent (0.5%) net smelter revenue royalty as more fully described below (collectively, the “Property”; and in the aggregate, the “Acquisition”). The Agreement provides that, unless otherwise agreed by the Company and Cooper, the Acquisition shall close on or before November 30, 2011 (the “Closing Date”).

Pursuant to the terms of the Agreement, the consideration to be paid by the Company to Cooper for the Property shall consist of:

(a)	an initial U.S. $20,000 in cash paid upon the execution of the Agreement;

(b)

a further U.S. $24,640 in cash to be paid on the Closing Date, with such payment representing the reimbursement by the Company to Cooper of certain fees recently paid by Cooper to the Bureau of Land Management respecting the Property in order to maintain the same;

(c)

the issuance of 300,000 restricted common shares of the Company’s common stock (the “Acquisition Shares”) on the Closing Date, which the parties to the Agreement acknowledge and agree shall be valued at a deemed issuance price of $3.15 per Acquisition Share, and which Acquisition Shares shall be subject to voluntary pooling provisions set forth in the Agreement; and

(d)	a final U.S. $40,000 in cash to be paid on the Closing Date.

In addition to the consideration described above, the closing of the Acquisition is subject to standard conditions precedent, which include, without limitation, prior satisfactory due diligence and NYSE Amex approval of the issuance of the Acquisition Shares.

Pursuant to the terms and conditions of certain underlying property agreements previously entered into by Cooper, the Company has agreed to provide each of two individuals (collectively, the “Underlying Vendors”) with a royalty interest in the amount of three percent (3.0%) of the net smelter revenue received by the Company in connection with any uranium which is produced and sold from any of the mineral interests in the Property (the “Royalty”). The Royalty is subject to annual advance royalty payments of $100,000 (the “Advance Royalty Payments”), which Advance Royalty Payments are to be deducted from the payment of the Royalty. The Company has the right, exercisable at any time until January 21, 2024, to reduce the Royalty from three percent (3.0%) to one-and-a-half percent (1.5%) by paying the Underlying Vendors the aggregate sum of U.S. $1,000,000.00.

In addition, the Company has acknowledged and agreed to assume all rights, interests and obligations of Cooper arising from an option granted by Cooper to three individuals (collectively, the “Optionholders”) to acquire a royalty interest in the amount of one-half percent (0.5%) on the same terms and conditions as apply to the Royalty, exercisable at any time until January 21, 2024 by the Optionholders paying to the Company the aggregate sum of U.S. $333,340.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto.

SECTION 7 –  REGULATION FD

Item 7.01          Regulation FD Disclosure

On November 8, 2011, the Company issued a news release announcing that, effective on November 7, 2011, it has entered into the above-referenced Agreement with Cooper.

A copy of the press release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits

Exhibit No.	Description

10.1	Property Acquisition Agreement effective November 7, 2011

99.1	Press Release dated November 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: November 8, 2011.	By:	“Mark Katsumata”
Mark Katsumata
Chief Financial Officer